Exhibit 99.1

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January 11, 2016

LG&E to invest more than $300 million in additional environmental improvements

Utility to close ash ponds at Mill Creek and Trimble County generating stations

(LOUISVILLE, Ky.) – Louisville Gas and Electric Company announced today that it plans to cap and close its remaining coal ash ponds located at Mill Creek and Trimble County Generating Stations.

The details will be laid out in the utility’s environmental compliance plan, which will be submitted to the Kentucky Public Service Commission on Jan. 29. The $316 million plan is necessary to meet the environmental regulations required by the U.S. Environmental Protection Agency, including the Coal Combustion Residuals Rule (CCR) that became effective late last year.

The EPA’s CCR Rule established new requirements for the disposal of the byproducts left over after coal is safely burned to make electricity.

In order to make these necessary operational changes, LG&E will seek Certificates of Public Convenience and Necessity from the KPSC to begin construction projects, and receive approval of the environmental compliance plan. Under the plan, LG&E will request approval for recovery of the costs to cap and close the ash ponds and build a process-water facility at the Mill Creek and Trimble County stations to meet the CCR Rule and additional mercury control systems to meet the Mercury and Air Toxics Standards (MATS). LG&E expects the projects to cost $311 million to meet the CCR Rule and $5 million for the MATS rule.

The EPA determined that coal combustion residuals are non-hazardous materials and can continue to be beneficially used to make certain authorized products and for specific uses. The CCR Rule additionally established new standards that are expected to require over the next three years commencing, or completing in some cases, the closure of ash ponds and some other on-site wet storage sites that contain coal byproducts.

“We have managed our coal combustion residuals in a safe and compliant manner for decades; however, as regulations change, so must our operations,” said Paul W. Thompson, chief operating officer. “We extensively studied our compliance options under the new rule and determined the lowest reasonable cost option would mean capping and closing our existing ash ponds while continuing to beneficially use byproducts in a safe and practical manner that continues to meet the new requirements.”

LG&E’s Mill Creek Station is already operating a dry special waste landfill that meets the new requirements, providing for seamless onsite operations well into the future. The utility also is in the final permitting stages to construct a similar dry special waste landfill at the Trimble County Station.

For many years, both the Mill Creek and Trimble County stations have beneficially reused as much of their coal byproducts as economically reasonable given demand for such applications. For example, in the last year more than 25 percent of the byproducts produced at Mill Creek and Trimble County have been beneficially reutilized off site. Mill Creek reuses about 50 percent of the gypsum produced at the plant during the coal-burning process. An onsite facility recycles the gypsum into pelletized fertilizer sold to agricultural firms. Trimble County also sells its gypsum, fly ash and other byproducts for beneficial reuse.

The ash pond cap and closure projects will begin later this year. The ponds at Mill Creek are expected to be closed by 2020, and those at Trimble County are expected to be closed by 2023.

LG&E and sister utility, Kentucky Utilities Company, have been moving toward dry storage facilities for a number of years. In addition to Mill Creek, the Ghent Station also already uses dry storage facilities, and the utilities are well underway to capping and closing the former dry special waste landfill and ash pond located at the now-retired Cane Run coal-fired power plant. Dry storage facilities at Brown, expected to be in service in 2016, and Trimble County stations also have been approved by the KPSC.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 400,000 electric customers in Louisville and 16 surrounding counties. Kentucky Utilities serves 543,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.